Exhibit 10.1

Exclusivity Termination Agreement

     This Termination Agreement (this “Agreement”) is entered into effective as of April 6, 2005, by and between RealSelect, Inc. (“RealSelect”) and its parent Homestore, Inc. (together referred to as “Homestore”), and REALTORS® Information Network, Inc. (“RIN”) and its parent the National Association of REALTORS® (together referred to as “NAR”). Capitalized terms used but not defined in this Agreement shall have the meanings as set forth in the November 26, 1996 Operating Agreement between RIN and RealSelect, which has been amended from time to time (as amended, the “Operating Agreement”).

     WHEREAS, pursuant to Sections 3.2 of the Operating Agreement and Article IV of the November 26, 1996 Joint Ownership Agreement between NAR and Homestore, Homestore and NAR are bound to certain exclusivity obligations with respect to the Electronic Display of Real Property Ads and the RPA Business;

     WHEREAS, the parties desire to terminate such exclusivity obligations with the respect to Foreign Property Listings and Commercial Property Listings (as defined below) upon the terms and conditions set forth herein;

     WHEREAS, the parties entered into that certain Amended and Restated Agreement Regarding International Activities dated October 31, 2001 (the “International Agreement”);

     WHEREAS, the parties desire to terminate the International Agreement upon the terms and conditions set forth herein;

     WHEREAS, NAR and the International Consortium of Real Estate Associations (the “Consortium”) desire to participate together in the aggregation and display of Foreign Property Listings, which may also include Commercial Listings; and

     WHEREAS, Homestore has requested and NAR has agreed to provide reasonable marketing support to assist Homestore in the promotion of a new alternative way for REALTORS® to pay for advertising on REALTOR.com known as pay-for-performance.

     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.   Release of Exclusivity Obligations. Subject to Section 2 below, Homestore and NAR hereby release each other from any and all Exclusivity Obligations (as defined below) regarding the aggregation, display, distribution (on the Internet or otherwise), exploitation and/or other activities of Foreign Property Listings and Commercial Property Listings. Accordingly, subject to Section 2 below, Homestore and NAR may engage, directly or indirectly, in any business or activity related to Foreign Property Listings or Commercial Property Listings. Such business or activity may be independent from the other party and may be direct, indirect, alone, or with others, and the parties need not account to or share revenues with one another in connection with any such business or activity.

     The term “Foreign Property Listings” means any and all listing data concerning the sale or lease of real property located outside the United States of America and/or territories thereof.

     The term “Commercial Property Listings” means property listing information relating only to (a) the sale of multi-family dwellings containing four (4) or more separate dwelling units, (b) the sale or lease of improved or unimproved real property that is marketed exclusively for office, warehouse, industrial, or retail use, (c) the sale or lease of any farm or ranch, except those which are marketed primarily for individual residential or leisure use, or (d) the sale or lease of any building, one or more of the units of which are used for commercial purposes and one or more of the units of which are used for residential purposes (but not the individual units in such building). “Commercial Property Listings” includes properties located within as well as outside the United States of America and/or territories thereof.

     The term “Exclusivity Obligations” shall mean the restrictions set forth in Sections 3.2 of the Operating Agreement and Article IV of the November 26, 1996 Joint Ownership Agreement between NAR and Homestore and any additional obligations or restrictions of a similar nature which may be contained in any other agreements between any of the parties hereto.

2.   Restrictions. Notwithstanding the foregoing, NAR acknowledges and agrees that NAR may not participate in, promote or endorse any Internet site or other electronic display medium that (i) displays U.S. Residential Property Listings or (ii) assists consumers in finding U.S. Residential Property Listings . Notwithstanding the foregoing, NAR may continue to participate in the Domain Site pursuant to the Operating Agreement. Further, NAR may continue to participate in the Consortium’s website so long as the Consortium’s website does not engage in any of the activities described in any of the activities described in (i) or (ii) above, other than by linking to the Domain Site. “U.S. Residential Property Listings” means any and all listing data concerning the sale or lease of real property located in the United States of America and/or territories thereof, provided that such term does not include Commercial Property Listings.

3.   Termination of International Agreement. The parties hereto hereby agree that the International Agreement is hereby terminated effective as of the date first above written.

4.   Impact on REALTOR.com. The parties hereto hereby agree that they will not engage in any activity intended to undermine the commercial success of REALTOR.com in the United States as a result of the release of the Exclusivity Obligations.

5.   Miscellaneous. To the extent there is any conflict or inconsistency between any provision in this Agreement and any provision in any prior agreement between any of the parties hereto (such prior agreements are collectively referred to herein as the “Existing Agreements”), the provision in this Agreement shall govern and control. Except to the extent of any conflict or inconsistency with any of the terms or conditions herein, all terms and conditions in the Existing Agreements shall continue in full force and effect without change. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be amended by a written agreement signed by the parties whose rights and/or obligations are affected by such amendment. Article X (“Dispute Resolution”) and Section 12.5 (“Applicable Law”) of the Operating Agreement shall apply to all disputes arising in connection with this Agreement.

     IN WITNESS WHEREOF, each party has executed or caused its duly authorized officer to execute this Agreement the day and year first above written.

Homestore, Inc.	RealSelect, Inc.

By: /s/ Jack Dennison Name: Jack Dennison Title: COO	By: /s/ Jack Dennison Name: Jack Dennison Title: COO

National Association of REALTORS® Inc.	REALTORS® Information Network,

By: /s/ Terrence M. McDermott Name: Terrence M. McDermott Title: CEO	By: /s/ Robert A. Goldberg Name: Robert A. Goldberg Title: President & CEO